Exhibit 99.1

CIRCLE ENTERTAINMENT

Orlando, London (9am EST Wednesday March 2 2011) Global visitor attraction operator Merlin Entertainments (‘Merlin’) confirmed today that it is working with entertainment company Circle Entertainment, Inc. (Cexe.pk) and developer Unicorp, to bring at least three of its best known global attraction brands to Orlando including  Madame Tussauds and the Orlando ‘Eye’ – a sensational 425 ft high wheel!    Talks are well advanced, and if agreed, the attractions will form a key part of Circle and Unicorp’s exciting plans for I-Walk Orlando – a new high quality development of retail, restaurant and bars and entertainment facilities scheduled to open in 2013 in the centre of International Drive at the old Mercado location.

Commenting Paul Kanavos, President of Circle Entertainment, said “I-Walk Orlando will be a very exciting addition to International Drive, providing a unique mix of leisure and retail activities.  When we were looking for a partner, Merlin was the obvious place to start and we welcome them to I-Walk.  Merlin has a unique portfolio of indoor visitor attractions all with global reputations; but most importantly they are the owners and operators of the world famous London Eye observation wheel in the UK.   They are also the second largest attraction operator in the world and are expanding very rapidly here in the USA.    Circle Entertainment is committed to building and owning the Orlando Eye at I-Walk Orlando and is seeking other preeminent domestic and international locations for its Observation Wheels under its exclusive worldwide license agreement with US Thrill Rides and Bill Kitchen, its founder."

March 2 2011

Unicorp President Chuck Whittall is excited about the project and his development joint venture with Circle Entertainment. 'We are so pleased to undertake this extraordinary new development opportunity that will re-shape the landscape of International Drive.  We waited patiently for four years to create the ideal retail and entertainment destination.  This is it and will be a world wide destination. I-Walk Orlando has secured all necessary zoning and entitlements.”

Commenting Merlin Entertainments’ CEO Nick Varney said “I-Walk Orlando is destined to be a ‘must visit’ destination for Orlando’s millions of visitors.   With this project we believe Merlin, Unicorp and Circle Entertainment will be bringing an exceptional group of new attractions to what is undoubtedly the best and most exciting location for family entertainment any where in the world.  More than that, in October we are opening LEGOLAND Florida in Winter Haven, our second LEGOLAND theme park in the USA and fifth in the world underlining the importance of North America, and Florida in particular, as key development areas for Merlin.  ”

Note
For further information regarding the I-Walk Orlando project described in this release,  please refer to Circle Entertainment Inc.’s Current Report on Form 8-K being filed today with the Securities and Exchange Commission .

- Ends –
For further information:

Merlin Entertainments

Sally Ann Wilkinson
Tel:                     + 44 (0) 20 8899 6110 / + 44 (0) 20 8948 3725
Mobile:              + 44 (0) 7774 415372
Email:                 saw@thefirmcomms.com

Merlin Entertainments' Real Estate Enquiries in North America contact:

Howard J. Samuels
President
Samuels & Company, Inc.
14011 Ventura Blvd., Suite 209 East
Sherman Oaks, CA 91423
Tel:  (818) 817-9500

Email: hsamuels@samuelscompany.com

March 2 2011

Circle Entertainment, Inc.

Samantha Topping
Tel: +1 212 810 9753
Email: samantha@toppingmedia.com

Unicorp National Developments Inc

Chuck Whittall
Unicorp Companies
Chuck@unicorpusa.com

Notes To Editors

MERLIN ENTERTAINMENTS GROUP is the leading name in location based, family entertainment, and has seen the most successful and dynamic growth of any company in the sector over the last five years.   Europe’s No 1 and the world’s second largest visitor attraction operator, Merlin has 70 attractions, 6 hotels and two holiday villages in 16 countries, across 4 continents.   The company aims to deliver memorable and rewarding experiences to its more than 40 million visitors worldwide, through its iconic global and local brands, and the commitment and passion of its managers and 15000 employees.

Merlin currently has nine other attractions in the USA including the LEGOLAND California theme park with its exciting new Water Park opened last year – and voted the best children’s park for the last seven years by Amusement Today; Madame Tussauds attractions in New York, Washington DC, Las Vegas and Hollywood; a LEGOLAND Discovery Center in Chicago; and SEA LIFE aquariums in Phoenix, Arizona, the Mall of America in Minneapolis, and alongside LEGOLAND California – underlining the company’s position as the world’s biggest global aquarium operator.    Three more Merlin attractions are also already scheduled to open in the USA in 2011 - a SEA LIFE and LEGOLAND Discovery Center in Dallas/ Fort Worth; and LEGOLAND Florida – the major new theme park opening in Winterhaven, Florida next Autumn – the second in the USA and fifth in the world.

Merlin Entertainments’ attractions include – SEA LIFE – the world’s biggest aquarium brand, Madame Tussauds, LEGOLAND, The London Eye, Dungeons, Gardaland, LEGOLAND Discovery Centers, Alton Towers Resort, Warwick Castle, THORPE PARK, Chessington World of Adventures, Blackpool Tower, Heide Park and Earth Explorer.  All brands which are distinctive, challenging and innovative – and which have great potential for growth in the future. Visit www.merlinentertainments.biz for more information.

New York City based Circle Entertainment Inc. (CEXE.PK) is devoted to developing world wide location based entertainment destinations, initially focused on developing and commercializing  the SkyView™ Observation Wheel exclusively licensed under agreement from William Kitchen, its inventor.  The innovative technology allows the creation of multiple types of observation wheels and similar products to be constructed and installed at cost efficiencies and with escape-life safety system capabilities with significant advantages over conventional observation wheel products.  The Company is actively exploring other entertainment attractions and destinations to commercialize as part of its business.  Robert Sillerman, Chairman and Chief Executive Officer of the Company brings his expertise and leadership as a highly recognized entrepreneur in the media and entertainment business, and has created such companies as CKX, Inc, SFX Broadcasting, and FXM Asset Management.  For more information regarding Circle Entertainment visit www.fxree.com. Or contact the Company at 212-796-8177.

This press release contains certain forward-looking statements.   These forward-looking statements concern Circle Entertainment’s operations and development and commercialization of its Observation Wheels and are based largely on the Company's beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factorssome of which are contained in the Form 8-K referenced above, that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

March 2 2011